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                                                       3 Regency Plaza
                                                       Providence
 [LOGO]                                                Rhode Island  02903
                                                       Phone  401.453.6100
Log On America, Inc.                                   Fax    401.459.6222


      LOG ON AMERICA COMPLETES EQUITY PLACEMENT AND EXECUTES SENIOR CREDIT
                         FACILITY WITH NORTEL NETWORKS

      Company Now Has Funds To Complete New England Broadband Build-out and
                         Implement Its Business Strategy

PROVIDENCE, RI, February 23, 2000 - Log On America, Inc. (Nasdaq: LOAX), a rapidly growing D-CLEC+ providing DSL as well as a full line of commercial and residential CLEC and ISP services in the Northeast, today announced that it closed a $15 million tranche of a potential $35 million equity investment. The investment was made by several institutional investors including Marshall Capital Management Inc, in conjunction with a $45 million senior credit facility with Nortel Networks. The Company will use the proceeds for the buildout of its high-speed, broadband network in the Northeast and the acceleration of its sales and marketing efforts.

David Paolo, Chairman and CEO of Log On America, commented, "When you combine the recent financing from our institutional investors and our strategic partner, Nortel Networks, we now have access to the necessary capital for our New England roll-out of our advanced high speed broadband network. Clearly we have the financial and strategic resources necessary to solidify Log On America's position as a Regional New England player in the fast growing and lucrative market for commercial and residential advanced broadband voice and DSL bundled services."

Under the terms of the placement, the institutional investors will initially purchase $15 million in Log On America Series A Preferred Stock and common stock purchase warrants. Subject to certain conditions, the investors will purchase an additional $10 million in Series A Preferred Stock with warrants. The investors have the option at any time approximately in the first nine months to purchase an additional $10 million at the same terms. Subject to certain exceptions, the investors are restricted from converting their shares in the first six months, and Log On America will maintain certain mandatory conversion rights.

About Log On America

Log On America, Inc. is a Northeast Regional D-CLEC+ providing local dial tone, in-state toll, long distance, and high-speed Internet access and cable programming solutions over traditional copper wire using xDSL technology to residential and commercial clients throughout the Northeast. For more information on Log On America, please see our Web site at http://www.loa.com.

                                     -more-

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Log On America                                                           Page 2

Contacts:
    Investors: David Pasquale, 917-639-4277   Media: Connie Lee, 917-639-4112
    Both with The Ruth Group, http://www.TheRuthGroup.com

Forward-Looking Statements

Statements made in this news release, including those relating to the company's financing by Nortel Networks and institutional investors. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: development, shipment, market acceptance and additional competition from existing and new competitors which will impact new customers. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's prospectus on Form SB-2. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.